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                                                           Exhibit 12.1


                              INTERIM SERVICES INC.
                     STATEMENT REGARDING COMPUTATION OF RATIOS


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                                             PROFORMA
                                               1997          1997          1996           1995          1994         1993
                                             ------------------------------------------------------------------------------
Earnings Before Taxes                        $ 67,638      $ 81,439     $ 45,112       $ 41,804       $ 35,484    $ 24,414

Add/(deduct):

Fixed Charges, below                           37,331        30,631        9,769          3,386          2,162       3,876

Income (loss) of 50% owned companies

Minority interest in income/(loss) of
 majority-owned subs                                -             -            -              -              -           -

Distributed earnings of less than 50% owned cos     -             -            -              -              -           -

Amortization of Capitalized Interest                6             6

Interest Capitalized during period                                          (225)

Income, as adjusted                          $104,975      $112,076     $ 54,656       $ 45,190       $ 37,646    $ 28,290

Fixed Charges:

Interest expense                               31,472        24,269        5,696            990            112       1,787

Capitalized Interest                                -             -          225              -              -           -

Amortization of debt discount and expense           -             -            -              -              -           -

Estimated amount of rental expense deemed to
 represent interest factor                      5,859         6,362        3,848          2,396          2,050       2,089

Preferred Stock dividend requirements               -             -            -              -              -           -

Fixed Charges                                  37,331        30,631        9,769          3,386          2,162       3,876

Ratio of Earnings to Fixed Charges               2.81          3.66         5.59          13.35          17.41        7.30
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